Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2008 December Sales

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the five-week period ended January 5, 2008 aggregated $233.4 million, a decrease of 3.8% from $242.5 million for the five-week period ended December 30, 2006. Comparable stores sales increased 1.3%. On a calendar adjusted basis, which more accurately reflects the health of the Company, comparable store sales increased 7.5% when comparing the five weeks ended January 5, 2008 to the five weeks ended January 6, 2007.

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “We are happy to report positive comparable store sales for the month of December. We are equally pleased that these sales were achieved using considerably less promotional markdowns than last year. As a result, our merchandise margins in December were as planned - slightly lower than last quarter, significantly better than last year, and in line with our internal expectations.

“Our clearance event, the Pier 1 Sale, will continue through January and will allow us to clear old and seasonal merchandise so that we can enter the new fiscal year with clean, fresh inventory.”

Fourth quarter and fiscal 2008 year-end results for the period ended March 1, 2008 will be reported on April 10, 2008, and the Company will conduct its fourth quarter conference call on that date.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400